================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Blue Valley Ban Corp
             (Exact name of registrant as specified in its charter)

            Kansas                                    48-1070996
   (State of Incorporation)               (I.R.S. Employer Identification No.)

                                   11935 Riley
                        Overland Park, Kansas 66225-6128
   (Address, including zip code, of registrant's principal executive offices)

                        2004 Employee Stock Purchase Plan
                            (Full title of the Plans)

                                Robert D. Regnier
                      President and Chief Executive Officer
                              Blue Valley Ban Corp
                                   11935 Riley
                        Overland Park, Kansas 66225-6128
                                 (913) 338-1000
 (Name, address and telephone number, including area code, of agent for service)

-------------------------------------------------------------------------------------------------------------------
                                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
                                                              Proposed
                                                              maximum         Proposed maximum       Amount of
Title of securities to                 Amount to be        offering price        aggregate         registration
be registered                         Registered (1)        per share (2)    offering price (2)        Fee (2)
---------------------------------- --------------------- ------------------- ------------------- ------------------
Common Stock, $1.00 par value         100,000 shares           $28.00            $2,800,000           $226.52
---------------------------------- --------------------- ------------------- ------------------- ------------------

(1) The securities to be registered include 100,000 shares reserved for issuance under the Blue Valley Ban Corp 2003 Employee Stock Purchase Plan (the "Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement is deemed to include additional shares of common stock issuable under the terms of the Plans to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

                                     PART I.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this registration statement omits the information in Item 1 of Part I of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         As permitted by the rules of the Commission, this registration statement omits the information in Item 2 of Part I of Form S-8.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Commission by Blue Valley Ban Corp ("Blue Valley" or the "Registrant") are incorporated in this registration statement on Form S-8 by reference:

         1. Blue Valley's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 dated March 27, 2003 (SEC File No. 001-15933) and any amendments thereto (the "Annual Report");

         2. Blue Valley's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2003 dated November 13, 2003, June 30, 2003 dated August 14, 2003 and March 31, 2003 dated May 13, 2003; and

         3. Blue Valley's Current Reports on Form 8-K dated December 15, 2003, October 10, 2003, July 14, 2003 and May 15, 2003.

         All documents subsequently filed by Blue Valley pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

COMMON STOCK

         Blue Valley is authorized to issue 15,000,000 shares of common stock, of which 2,273,786 shares were issued and outstanding and held of record by approximately 135 persons at November 30, 2003. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Each share of


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


common stock entitles the holder to one vote upon matters to be voted upon by the shareholders. Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of each class of the board of directors. Except as otherwise required by Kansas law, a majority vote is sufficient for any action that requires the vote or concurrence of shareholders, except that a plurality vote is sufficient to elect directors.

         The holders of our common stock do not have any preemptive, subscription, redemption or conversion rights or privileges. Upon liquidation or dissolution of Blue Valley, the holders of the common stock are entitled to share ratably in the net assets of Blue Valley remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. All shares of common stock now outstanding are, and shares to be issued by us in this offering will be, fully paid and nonassessable. Each share of common stock has the same rights, privileges and preferences as every other share.

PREFERRED STOCK

         Although no shares of preferred stock are currently outstanding, Blue Valley is authorized to issue 15,000,000 shares of preferred stock, no par value per share, which the board of directors may designate and issue from time to time in one or more series. With respect to each series of the preferred stock, the board of directors is authorized to fix and determine by the resolution or resolutions providing for the issuance of the series the number of shares to constitute the series and the designation of any one or more of the following rights and preferences:

         o        the rate of dividend;

         o the price at, and terms and conditions on which, the shares may be redeemed;

         o the amount payable for the shares in the event of an involuntary or voluntary dissolution;

         o sinking fund provisions, if any, for the redemption or repurchase of the shares;

         o the terms and conditions on which the shares may be converted, if the shares of any series are issued with the privilege of conversion; and

         o voting rights, including the number of votes per share, the matters on which the shares can vote and the contingencies that make voting rights effective.

ANTI-TAKEOVER PROVISIONS

         KANSAS LAW

         Blue Valley will be subject to the provisions of Section 17-12,100 et. seq. of the Kansas General Corporation Code (the "Business Combination Statute"). In general, the Business Combination Statute prohibits a publicly held Kansas corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved


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


in a prescribed manner. Generally, a "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Blue Valley without further action by the interested stockholder.

         Blue Valley will also be subject to the provisions of Section 17-1286 et. seq. of the Kansas General Corporation Code (the "Control Share Statute"). In general, the Control Share Statute provides that shares of a Kansas corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of a majority of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. A control share acquisition means, subject to certain exceptions, the acquisition of beneficial ownership of voting shares of stock which, if aggregated with all other shares of stock which then have voting rights and are beneficially owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

         o        20% or more but less than 33 1/3%;

         o        33 1/3% or more but less than a majority; or

         o        a majority of all voting power.

         The acquisition of shares of stock in addition to shares an acquiring person is entitled to vote as a result of having previously obtained stockholder approval does not constitute a control share acquisition unless, as a result of such acquisition, the voting power of the shares beneficially owned by the acquiror would exceed the range in respect of which voting rights have previously been granted. Certain acquisitions of shares are not deemed to constitute control share acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation and certain mergers involving the corporation.

         If voting rights are not approved at a meeting of stockholders or if the acquiring person does not deliver an acquiring person statement as permitted by statute, then, subject to certain conditions and limitations, the corporation may redeem at market value any and all of the shares acquired in the control share acquisition. If voting rights for such shares are restored at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, stockholders who properly objected to the control share acquisition may exercise appraisal rights and receive, in exchange for their stock, the fair value of such stock. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition.

         ARTICLES AND BYLAWS PROVISIONS

         Our articles of incorporation and bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes in control. These provisions include the following:

         o our board of directors is classified into three classes of directors, nearly equal in size, with staggered three-year terms;


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


         o the board of directors has the authority to issue one or more series of preferred stock;

         o the requirement that stockholders seeking to nominate directors for election or to propose other matters to be presented for a vote at a stockholders' meeting must first notify us in advance;

         o        stockholders do not have cumulative voting rights; and

         o the requirement that any changes to these provisions requires a two-thirds stockholder vote.

         These provisions may have the effect of delaying or preventing a change in control of Blue Valley. Our articles of incorporation and bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services related to takeover defense measures. Such provisions may have the effect of preventing changes in our management.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Blue Valley's Amended and Restated Articles of Incorporation, together with its Bylaws, provide that Blue Valley shall indemnify to the fullest extent permitted by applicable law each person who is or was an officer or director of Blue Valley, or who is or was serving at the request of Blue Valley as a director, officer, employee, partner, trustee or agent of Blue Valley. The laws of the State of Kansas permit, and in some cases require, corporations to indemnify officers, directors, employees and agents who are or who have been a party to or are threatened to be made a party to litigation against judgments, fines, assessments and reasonable expenses under certain circumstances.

         Blue Valley has also adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Kansas. Under Blue Valley's Amended and Restated Articles of Incorporation, as permitted by the law of the State of Kansas, a director is not liable to Blue Valley or its stockholders for monetary damages from a breach of fiduciary duty as a director, except to the extent such exemption from liability, or limitation thereof, is not permitted under the Kansas General Corporation Code (the "KGCC") as presently in effect or as the same may be amended. As of the filing date of this registration statement, KGCC Section 17-6002 provides, in pertinent part, that corporations shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the payment of unlawful dividends or other distributions pursuant to the provisions of Section 17-6424 of the KGCC, and amendments thereto; or (d) for any transaction from which the director received an improper personal benefit.


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


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         The following exhibits are filed herewith or are incorporated by reference from documents filed by Blue Valley with the Commission.

         4.1      Blue Valley Ban Corp 2003 Employee Stock Purchase Plan

         4.2 Amended and Restated Articles of Incorporation of Blue Valley Ban Corp (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by Blue Valley and BVBC Capital Trust I (File Nos. 333-34328 and 333-34329-01))

         4.3      By-laws of Blue Valley Ban Corp (incorporated by reference to
                  Exhibit 3.2 to the Registration Statement on Form S-1 filed by Blue Valley and BVBC Capital Trust I (File Nos. 333-34328 and 333-34329-01))

         4.4 1998 Equity Incentive Plan, Amended and Restated as of March 31, 2003 (incorporated by reference to Appendix B to Schedule 14A filed by Blue Valley on April 8, 2003 (File No. 001-15933))

         4.5      1994 Stock Option Plan (incorporated by reference to Exhibit
                  4.2 to the Registration Statement on Form S-1 filed by Blue Valley and BVBC Capital Trust I (File Nos. 333-34328 and 333-34329-01))

         4.6 Subordinated Indenture of Blue Valley Ban Corp (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by Blue Valley and BVBC Capital Trust I (File Nos. 333-34328 and 333-34329-01))

         4.7 Specimen certificate representing shares of the Common Stock (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 filed by Blue Valley (File No. 333-46022))

         5.1 Opinion of Blackwell Sanders Peper Martin LLP as to the legality of the Common Stock

         15.1 Letter from BKD, LLP acknowledging awareness of the use of a report on unaudited interim financial information

         23.1     Consent of BKD, LLP

         23.2     Consent of Blackwell Sanders Peper Martin LLP (included in
                  Exhibit 5.1)

         24.1 See the signature page of this registration statement for Powers of Attorney executed by certain officers and members of the Board of Directors of Blue Valley


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


ITEM 9.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, That paragraphs (a)(1)(i) and (a)(1)(ii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with


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the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on January 16, 2004.

                                     BLUE VALLEY BAN CORP



                                     By:
                                         ---------------------------------------
                                         Robert D. Regnier,
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Blue Valley Ban Corp, do hereby constitute and appoint Robert D. Regnier and Mark A. Fortino, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature and Name                          Capacity                                    Date
------------------                          --------                                    ----
                                            President, Chief Executive                  January 16, 2004
------------------------------------        Officer and Director
Robert D. Regnier                           (Principal Executive Officer)

                                            Treasurer                                   January 16, 2004
------------------------------------        (Principal Financial Officer and
Mark A. Fortino                             Principal Accounting Officer)

                                            Director                                    January 16, 2004
------------------------------------
Donald H. Alexander


                                            Director                                    January 16, 2004
------------------------------------
Wayne A. Henry, Jr.


                                            Director                                    January 16, 2004
------------------------------------
C. Ted McCarter


                                            Director                                    January 16, 2004
------------------------------------
Thomas A. McDonnell


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


                                INDEX TO EXHIBITS

       Exhibit
       Number     Document
       -------    --------
         4.1      Blue Valley Ban Corp 2004 Employee Stock Purchase Plan

         5.1 Opinion of Blackwell Sanders Peper Martin LLP as to the legality of the Common Stock

         15.1 Letter from BKD, LLP acknowledging awareness of the use of a report on unaudited interim financial information

         23.1     Consent of BKD, LLP

         23.2     Consent of Blackwell Sanders Peper Martin (included in exhibit
                  5.1)


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